CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: November 4, 2009

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
PRELIMINARY FISCAL 2009 FOURTH-QUARTER RESULTS

EAU CLAIRE, WI.—November 4, 2009 —Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal (the "Bank"), today reported preliminary results for its fiscal 2009 fourth quarter ended September 30, 2009.

Highlights for the quarter included:
●	Assets increased $28.7 million to $575.4 million, or 5.2%, over the balance as of June 30, 2009.
●	Loans increased $16.2 million to $442.5 million, or 3.8%, over the balance as of June 30, 2009.
●	Deposits increased $43.4 million to $409.3 million, or 11.9%, over the balance as of June 30, 2009.
●	Core deposit growth of $48.1 million from the level as of June 30, 2009.
●	Total interest and dividend income increased $487,000 to $8.3 million, or 6.2%, as compared to the three-month period ended June 30, 2009.
●	Interest expense increased $18,000 to $3.6 million, or 0.5%, as compared to the three-month period ended June 30, 2009.
●	Net interest income after Provision for Loan Loss increased $389,000 to $4.3 million, or 9.8%, as compared to the three-month period ended June 30, 2009.

The Company expects that its fourth quarter net income will be approximately $668,000, compared to $384,000 for the prior year fourth quarter period, an increase of 74% year-over-year.  The Company is pleased to announce that based on its analysis, there is no goodwill impairment for fiscal 2009.

The expected fourth quarter earnings are mainly the result of continued strong performance in our branch offices, the initial results of cost-cutting initiatives, including the voluntary surrender of the Senior Executive Retirement Plan by certain members of the executive management team.

Change in Capital Status

Citizens Community Bancorp, Inc. reported in its Thrift Financial Report, which was filed with the Office of Thrift Supervision (OTS) on October 30, 2009, that as of September 30, 2009, the Bank's risk-based capital was 9.57%, classified as ‘adequately capitalized’ under the applicable regulations of the OTS.  The change in the risk-based capital classification came primarily as a result of an elevated ‘risk-weighting’ required for a portion of the Bank’s Mortgage-Backed Security Investment Portfolio.  As of September 30, 2009, the Bank continues to report Tier 1 Capital levels in the ‘well-capitalized’ category at 9.38%, $18.2 million over the applicable threshold for qualifying for the ‘well-capitalized’ category for Tier 1 Capital.

It is management’s intent to work to achieve and maintain a well-capitalized level for risk-based capital.  Bank management expects that assuming successful implementation of cost-cutting and other initiatives the Bank will be restored to  ‘well-capitalized’ in all regulatory capital measurements within the next six-to-twelve months.

About Citizens Community Bancorp, Inc.

Citizens Community Bancorp, Inc., based in Eau Claire, Wis., is the holding company for Citizens Community Federal, a federal savings association operating 26 full-service banking offices in Wisconsin, Minnesota and Michigan.  Please visit us online at www.citizenscommunityfederal.net.

Certain statements contained in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Bank’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions;  the Bank's ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank's operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting policies and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; further write-downs in the Bank's mortgage-backed securities portfolio; the Bank's ability to implement its cost-savings and revenue enhancement initiatives;  legislative or regulatory changes or actions, or significant litigation, adversely affecting the Bank; fluctuation of the Bank's stock price; ability to attract and retain key personnel; ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Citizens Community Bancorp, Inc. undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the company’s quarterly and annual filings with the Securities and Exchange Commission.